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                                                                 Exhibit 99
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VIEWLOGIC

                                                                NEWS RELEASE


EDITORIAL CONTACTS:

David Sugishita                                   Karen Wills
Chief Financial Officer                           Viewlogic Systems, Inc.
Synopsys, Inc.                                    508-303-5226
650-694-1979                                      kwills@viewlogic.com

Robin Owen                                        Paula Larson
Synopsys, Inc.                                    The Hoffman Agency
650-528-4754                                      408-975-3005
rowen@synopsys.com                                plarson@hoffman.com


                        SYNOPSYS MERGES WITH VIEWLOGIC

    LARGEST MERGER IN EDA HISTORY BRINGS TOGETHER ALL KEY TECHNOLOGIES FOR
                 HIGH-LEVEL DESIGN AND SYSTEM ON A CHIP (SOC)

MOUNTAIN VIEW, Calif., October 15, 1997 -- Synopsys, Inc. (Nasdaq:SNPS) and Viewlogic Systems, Inc. (Nasdaq:VIEW) today announced a definitive merger agreement which will bring together the critical technologies required to enable SoC design for rapidly growing computer, communications and consumer electronics markets. Under the agreement, Synopsys will issue .6521 of a share of its common stock for each outstanding share of Viewlogic. Based on current market prices, the merger values Viewlogic stock at $28 per share, and provides an aggregate value over a half billion dollars to the Viewlogic shareholders.

     "The addition of Viewlogic's products and people will enable Synopsys to wholly command the high-level design arena," said Aart de Geus, president and CEO of Synopsys. "Our merger with Viewlogic establishes Synopsys as the clear leader in all vital technologies for high-level design and system-on-a-chip
(SoC), to help us drive dramatic productivity growth for designers and market growth for leading-edge electronic products."

     Will Herman, president and CEO of Viewlogic said, "Viewlogic's ASIC tools combine with Synopsys' tools, extensive channel and design methodology expertise to create a formidable force -- one that can clearly make inroads against the serious challenges our customers are confronting. Bringing together the companies' strengths

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in the areas of test, verification, timing, and modeling creates some truly robust solutions for engineers tasked with delivering complex, high-performance designs."

     "The Synopsys-Viewlogic merger represents a milestone in design reuse, a key component to realizing the system on a chip," said Dave Bullis, senior vice president of Synopsys, "The combination of Synopsys' Logic Modeling Group's expertise in intellectual property (IP) modeling and Viewlogic's model compilation technology opens the way for creation of accurate, fully protected representations of 'hard' reusable blocks for SoC design. In addition, Viewlogic's pioneering work in hardware/software co-verification will be accelerated by working with Logic Modeling to create embedded processor and memory subsystem models for embedded design."

     In general, Viewlogic products, people and facilities will be merged into the Synopsys organization. Simulation products will be consolidated within a newly created Simulation Systems Group, and timing products and test products will be grouped together. However, the PCB/systems portion of Viewlogic's business will form a wholly-owned subsidiary of Synopsys, and will be located at Viewlogic's current headquarters in Marlboro, Massachusetts. This organization will be named Viewlogic Systems and will be headed by Will Herman as president of Viewlogic Systems.

     The merger, approved by the boards of directors at both companies, requires the approval of each company's shareholders and is subject to regulatory approvals and other customary conditions. The transaction is intended to be accounted for as a pooling of interests and to qualify as a tax-free reorganization. Synopsys expects a one-time charge related to certain acquisition and related expenses in the quarter in which the transaction closes.

ABOUT THE COMPANIES

     Viewlogic Systems, Inc. is a worldwide supplier of electronic design automation software. The company's design tools enable electrical engineers to design state-of-the art electronic products more efficiently, while reducing both development costs and time to market. The company offers software for both UNIX-and Windows-based platforms, along with a broad range of support services. For more company information, the Internet home page address for Viewlogic is http://www.viewlogic.com. Viewlogic press releases are also available through the company's News on Demand fax service, which can be reached at (800) 448-8533.

     Synopsys, Inc. (Nasdaq:SNSP) is a leading supplier of electronic design automation (EDA) solutions to the global electronic market. The company provides comprehensive design technologies to creators of advanced integrated circuits, electronic systems and systems on a chip. Synopsys also provides consulting services and support to its customers to streamline overall design process and accelerate time-to-market. Additional information about Synopsys is available at

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http://www.synopsys.com.

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Synopsys is a registered trademark of Synopsys, Inc.  All other trademarks or registered trademarks mentioned in this release are the intellectual property of their respective owners.



Viewlogic Systems, Inc.
293 Boston Post Road West
Marlboro, MA  01752-4615
508-480-0881
FAX: 508-480-0882
http://www.viewlogic.com

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